Exhibit 99.1

RenX Enterprises Prices $6.0 Million Private Placement with Fixed Conversion Price

●	Improves Cash Position and Runway

MIAMI, FL, February 13, 2026 (GLOBE NEWSWIRE) -- RenX Enterprises Corporation (NASDAQ: RENX (“RenX” or the “Company”), a technology-driven environmental processing and sustainable materials company, today announced that it has entered into a securities purchase agreement for a private investment in public equity (“PIPE”) financing for gross proceeds to the Company of approximately $6.0 Million, before deducting placement agent fees and offering expenses.

Pursuant to the terms of the securities purchase agreement, the Company will issue to investors Senior Convertible Notes (“Notes”) in the aggregate principal amount of $6.0 million. The Notes will bear interest at a rate of 12% per annum, will mature 13 months from the date of issuance and will be convertible at the option of the holder at a fixed conversion price of $0.281 per share. In connection with the PIPE financing, the Company will also issue warrants (“Warrants”) to purchase shares of the Company’s common stock in an amount equal to 100% face value of the note and will have a term of six years and will be exercisable at a price of $0.15594 per share. The offering is being priced to be an at market transaction. as contemplated by Nasdaq Listing Rule 5635(d)(1)(A).

Dawson James acted as the sole placement agent for the PIPE financing.

The PIPE financing is expected to close on or about February 13, 2026, subject to the satisfaction of customary closing conditions.

In connection with the PIPE financing, the parties also entered into a registration rights agreement, pursuant to which the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable upon the conversion of the Notes and the exercise of the Warrants.

The Company intends to use the net proceeds from the PIPE financing primarily for working capital purposes.

The Senior Convertible Notes and the Warrants described above are being offered and sold in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder. The Notes, the Warrants, and the shares of common stock issuable upon conversion of the Notes and exercise of the Warrants have not been registered under the Securities Act or applicable state securities laws. Accordingly, these securities may not be reoffered or resold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

About RenX Enterprises Corp.

RenX Enterprises Corp. is a technology-driven environmental processing and sustainable materials company focused on producing value-added compost, engineered soils, and specialty growing media for agricultural, commercial, and consumer end markets. The Company’s platform is designed to be differentiated by its use of advanced milling and material-processing technology, including a planned deployment of a licensed Microtec system, to precisely size, refine, and condition organic inputs into consistent, high-performance soil substrates. This technology-enabled approach will allow RenX to move beyond traditional waste-to-value operations and manufacture engineered growing media with repeatable quality and defined specifications.

RenX’s core operations are anchored by a permitted 80+ acre organics processing facility in Myakka City, Florida. At this facility, the Company integrates organics processing, advanced milling, blending, and in-house logistics to support the localized production of proprietary soil substrates and potting media. The Company believes that by optimizing products for regional feedstocks and customer requirements, it can shorten supply chains, enhance quality control, and improve unit economics while serving higher-value end markets. The Company also owns a portfolio of legacy real estate assets, which it intends to monetize to fund its core technology-driven environmental processing platform.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are or may be deemed to be forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions and include statements regarding the closing of the PIPE financing, the Company’s intended use of the proceeds from the PIPE financing, the registration of the shares of common stock underlying the Notes and the Warrants. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, and expected future developments, as well as other factors we believe are appropriate in the circumstances. Important factors that could cause actual results to differ materially from current expectations include, among others, the parties’ ability to satisfy the closing conditions, timing of filing of the registration statement covering the securities underlying the Notes and the Warrants, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

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